Exhibit 10.5
Duolingo, Inc.
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October 10, 2011
Luis von Ahn
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Re: Employment Terms
Dear Mr. von Ahn:
Duolingo, Inc, a Delaware corporation (the “Company”), is pleased to offer you employment in the exempt position of President & Chief Executive Officer, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to the Board of Directors of the Company and will be headquartered in our facility located in Pittsburgh, Pennsylvania.
You will be paid a base salary at the annual rate of $90,000, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to required tax withholding and other authorized deductions).
In addition to your base salary, the Company has issued to you an aggregate of 3,750,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”) pursuant to that certain Founder Stock Purchase Agreement, dated as of August 25, 2011, between you and the Company, a copy of which is attached hereto as Exhibit A (the “Purchase Agreement”). The Shares are subject to the terms and conditions of the Purchase Agreement. You shall be eligible to participate in the Company’s basic employment benefits generally available to all Company employees, as may exist now or in the future. You shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other employees of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.
During your employment, you will devote your full business efforts and time to the Company and will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, except that you may continue your current coursework with Carnegie Mellon University prior to December 31, 2011. As a condition of employment, you will be required to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. Your employment is further subject to satisfactory completion of a background check. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.
Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.
If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement that may have been made to you are expressly cancelled and superseded by this offer.
(signature page follows)

Please sign and date this letter, and return it to me by October 10, 2011 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us as soon as practicable.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

DUOLINGO, INC.

By:	/s/ Patrick A. Pohlen
Patrick A. Pohlen
Secretary
Accepted by:

/s/ Luis von Ahn
Luis von Ahn

October 10, 2011